UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 4, 2023

(Date of earliest event reported)

DARDEN RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-13666

Florida	59-3305930
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1000 Darden Center Drive, Orlando, Florida 32837

(Address of principal executive offices, including zip code)

(407) 245-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	DRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 8.01	Other Events.

On October 4, 2023, Darden Restaurants, Inc. (the “Company”) entered into an Underwriting Agreement, dated October 4, 2023 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc., Truist Securities, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters the Notes (as defined below).

On October 10, 2023, the Company issued and sold $500,000,000 aggregate principal amount of its 6.300% Senior Notes due 2033 (the “Notes”) pursuant to the provisions of the Underwriting Agreement. The Notes were issued under the Company’s Indenture, dated as of January 1, 1996 (the “Base Indenture”), between the Company and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association, successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee (the “Base Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of October 4, 2023 (the “Second Supplemental Indenture”), among the Company, the Base Trustee and U.S. Bank Trust Company, National Association, as a successor trustee with respect to the Notes (such Base Indenture, as amended and supplemented by the Second Supplemental Indenture, the “Indenture”).

The Notes will mature on October 10, 2033. Interest on the Notes will be paid semi-annually in arrears on April 10 and October 10 of each year, commencing on April 10, 2024, to holders of record on the preceding March 26 or September 25, as the case may be.

The Notes are the Company’s senior unsecured obligations and rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated debt.

The Company used the net proceeds from the issuance of the Notes (i) to, along with cash on hand, repay in full the indebtedness outstanding under the Term Loan (as defined below) and (ii) for other general corporate purposes, which may include working capital, capital expenditures and acquisitions.

The Notes are registered under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement on Form S-3, Registration No. 333-267757, filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2022. The Company has filed with the Commission a Prospectus, dated October 6, 2022 (Registration No. 333- 267757), and a Prospectus Supplement, dated October 4, 2023, in connection with the issuance of the Notes.

Also on October 10, 2023, the Company used the net proceeds from the sale of the Notes, along with cash on hand, to repay in full the indebtedness outstanding under the Company’s $600 million 3-year Term Loan Credit Agreement with Bank of America, N.A., as administrative agent, the lenders and other agents party thereto, entered into on May 31, 2023 (the “Term Loan”), borrowings under which were used to finance a portion of the consideration for the Company’s acquisition of Ruth’s Hospitality Group, Inc. As of October 10, 2023, the Company had $600 million principal amount of outstanding borrowings under the Term Loan, which would have matured and become payable on June 14, 2026 and which bore interest at a floating rate per annum. Following the repayment by the Company, the Term Loan was terminated and all of the commitments under the Term Loan were canceled.

Affiliates of certain of the Underwriters are lenders under the Term Loan and will receive at least 5% of the net proceeds of the Notes offering in connection with the repayment in full of $600 million principal amount of outstanding borrowings under the Term Loan.

Copies of the (i) Underwriting Agreement, (ii) Second Supplemental Indenture, (iii) Officers’ Certificate and Authentication Order, dated October 10, 2023, for the Notes (which includes the form of Note), (iv) Opinion of Hunton Andrews Kurth LLP and (v) Opinion of Anthony G. Morrow, Esq. are attached hereto as Exhibits 1.1, 4.1, 4.2, 5.1 and 5.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement, dated October 4, 2023, among the Company and BofA Securities, Inc., Truist Securities, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

4.1	Second Supplemental Indenture, dated October 4, 2023, among the Company, Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association, successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee, and U.S. Bank Trust Company, National Association, as trustee for the Notes

4.2	Officers’ Certificate and Authentication Order, dated October 10, 2023, for the 6.300% Senior Notes due 2033

5.1	Opinion of Hunton Andrews Kurth LLP

5.2	Opinion of Anthony G. Morrow, Esq.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARDEN RESTAURANTS, INC.

By:	/s/ Rajesh Vennam
Rajesh Vennam
Senior Vice President and Chief Financial Officer

Date: October 10, 2023